LONESTAR RESOURCES UPDATES 2019 HEDGE POSITIONS, REPORTS DEDICATED FRAC SPREAD AGREEMENT

Fort Worth, Texas, December 19, 2018 (PRNewswire) — Lonestar Resources US Inc. (NASDAQ: LONE) (together with its subsidiaries, "Lonestar") is updating its hedge position for recent transactions. Lonestar has taken advantage of recent strength in the natural gas markets to establish a swap position for 2019. To date, the Company has entered into NYMEX swaps for the first quarter of 2019 for 15,000 Mcf/d at an average price of $3.78 per MMBTU. Lonestar has also entered into NYMEX swaps for the fourth quarter of 2019 for 15,000 Mcf/d at an average price of $2.87 per MMBTU.
Lonestar also updated its crude oil hedge book for 2019. The Company currently has a WTI swap position totaling 6,000 bbl/d at an average price of $53.88/bbl. Lonestar has also entered into WTI/LLS basis swaps for an identical volume at an average positive basis of $5.05/bbl. Based on its previously released 2019 production outlook, these swaps provide price certainty for roughly 75% of Lonestar’s 2019 oil production at an effective hedge price which exceeds $59.00/bbl and a premium to WTI.
Lonestar’s Chief Executive Officer, Frank D. Bracken, III remarked, "Systematic hedging of a significant portion of our forward production has been an important element of Lonestar’s strategy to grow net asset value per share while reducing risk. The high degree of cash flow certainty provided by our crude oil and natural gas hedges provide substantial insulation from commodity price volatility, creating a higher level of certainty to our financial results."
Lonestar also announced that it has entered into an agreement for a dedicated frac spread for 2019 with a leading energy service company. Bracken added, "A dedicated frac spread in 2018 was a critical component to Lonestar’s ability to execute at a high level, allowing us to repeatedly exceed Street expectations. Entering into a similar agreement should ensure continued execution, and current market conditions for pressure pumping and sand should deliver considerable savings in our 2019 fracture stimulation costs when compared to 2018."
About Lonestar
Lonestar is an independent oil and natural gas company, focused on the development, production and acquisition of unconventional oil, natural gas liquids and natural gas properties in the Eagle Ford Shale in Texas.
Cautionary Note Regarding Forward Looking Statements
Disclosures in this press release contain certain forward-looking statements within the meaning of the federal securities laws. Statements that do not relate strictly to historical or current facts are forward-looking. These statements contain words such as "possible," "if," "will," "expect" and "assuming" and involve risks and uncertainties including, among others that our business plans may change as circumstances warrant and securities of the Company may not ultimately be offered to the public because of general market conditions or other factors. Accordingly, readers should not place undue reliance on forward-looking statements as a prediction of actual results. For more information concerning factors that could cause actual results to differ materially from those conveyed in the forward-looking statements, please refer to the "Risk Factors" section of the Annual Report on Form 10-K/A for the year ended December 31, 2017, filed with the Securities and Exchange Commission (the "SEC") on November 2, 2018 and subsequently filed quarterly reports on Form 10-Q. Any forward-looking statements in this press release are made as of the date of this press release and the Company undertakes no obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or of which the Company becomes aware, after the date hereof, unless required by law.